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                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            LEXFORD RESIDENTIAL TRUST

                               ARTICLES OF MERGER

         EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust ("EQR"), and LEXFORD RESIDENTIAL TRUST, a Maryland real estate investment trust ("Lexford"), certify to the State Department of Assessments and Taxation of Maryland:

         THE MERGER. Pursuant to that certain Agreement and Plan of Merger by and between EQR and Lexford, dated as of June 30, 1999 (the "Merger Agreement"), EQR and Lexford agree to merge in the manner hereinafter set forth. Subject to the acceptance for record of these Articles of Merger ("Articles") by the State Department of Assessments and Taxation of Maryland (the "Department") and the occurrence of the Effective Time (as defined below), Lexford shall be merged with and into EQR in accordance with Section 8-501.1 of the Corporations and Associations Article ("C&A Article") of the Annotated Code of Maryland (the "Maryland Code"), and the separate existence of Lexford shall thereupon cease (the "Merger").

         1. FORMATION. EQR was formed under Title 8 of the C&A Article of the Maryland Code ("Title 8"). Lexford was formed under Title 8.

         2. PRINCIPAL OFFICES. The principal office of EQR in the State of Maryland is located in Harford County. The principal office of Lexford in the State of Maryland is located in Baltimore City.

         3. OWNERSHIP OF LAND INTERESTS. Lexford owns no interests in land located within the State of Maryland.

         4. DECLARATION OF TRUST. The Second Amended and Restated Declaration of Trust of EQR (the "EQR Declaration") shall be amended by the amendment set forth in Exhibit "A" attached to these Articles, until duly amended in accordance with its terms and applicable law.

         5. EFFECTIVE TIME. The Merger shall be effective at the time the Department accepts these Articles for record (the "Effective Time"). The date on which the Effective Time occurs is herein referred to as the "Effective Date".

         6.       EFFECTS. The Merger shall have the effects specified in
Section 8-501.1(n) of Title 8. At the Effective Time Lexford shall be merged into EQR; and thereupon all the properties, rights, privileges, powers and franchises of Lexford shall vest in EQR and all debts, liabilities and duties of Lexford shall become the debts, liabilities and duties of EQR. If at any time EQR shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable


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to vest, perfect or confirm in EQR the title to any property or rights of EQR or Lexford or otherwise to carry out the provisions hereof, the persons who are the proper officers and trustees of EQR or Lexford immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in EQR and otherwise to carry out the provisions hereof. EQR shall continue to be governed by Title 8.

         7. APPROVAL OF MERGER. The terms and conditions of the Merger were duly advised, authorized and approved by EQR in the manner and by the vote required by Title 8, the EQR Declaration and the Third Amended and Restated Bylaws of EQR (the "EQR Bylaws") as follows:

                  (a) The Board of Trustees of EQR, at a meeting duly called and held, adopted a resolution, filed with the minutes of proceedings of the Board, declaring that the Merger described herein was advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed transaction be submitted for consideration by the shareholders of EQR.

                  (b) The shareholders of EQR entitled to vote on the proposed merger, at a meeting duly called and held, approved the Merger.

                  The terms and conditions of the Merger were duly advised, authorized and approved by Lexford in the manner and by the vote required by Title 8, the Declaration of Trust of Lexford (the "Lexford Declaration") and the Bylaws of Lexford as follows:

                  (a) The Board of Trustees of Lexford, at a meeting duly called and held, adopted a resolution, filed with the minutes of proceedings of the Board, declaring that the Merger described herein was advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed transaction be submitted for consideration by the shareholders of Lexford.

                  (b) The shareholders of Lexford entitled to vote on the proposed merger, at a meeting duly called and held, approved the Merger.

         The shareholders of Lexford are not entitled to any appraisal rights in connection with the Merger.

         8.       CAPITAL.

                  (a) The Lexford Declaration as in effect immediately prior to the Effective Time authorizes the issuance of 110,000,000 shares of beneficial interest, of which 50,000,000 are common shares, $0.01 par value per share ("Lexford Common"), 5,000,000 are preferred shares, $0.01 par value per share, 50,000,000 are excess common shares, $0.01 par value per


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         share and 5,000,000 are excess preferred shares, $0.01 par value per share. The aggregate par value of all the authorized shares of beneficial interest of Lexford is $1,100,000.

                  (b) EQR's Declaration authorizes the issuance of 450,000,000 shares of beneficial interest, of which 350,000,000 are common shares, $0.01 par value per share ("EQR Common"), and 100,000,000 are preferred shares, $0.01 par value per share. EQR has established the following series of preferred shares: (i) 6,900,000 shares of 9-3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share; (ii) 575,000 shares of 9-1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share; (iii) 460,000 shares of 9-1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share; (iv) 805,000 shares of 8.60% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share; (v) 4,600,000 shares of Series E Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share; (vi) 2,300,000 shares of Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share;
         (vii) 1,265,000 shares of 7-1/4% Series G Convertible Cumulative Preferred Shares of Beneficial Interest, $0.01 par value per share;
         (viii) 164,951 shares of Series H Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share; (ix) 4,000,000 shares of Series I Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share; (x) 4,599,400 shares of Series J Cumulative Convertible Preferred Shares of Beneficial Interest, $0.01 par value per share; (xi) 1,000,000 shares of Series K Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share; (xii) 4,000,000 shares of Series L Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 per value per share and (xiii) 800,000 shares of Series M Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share. The aggregate par value of all the authorized shares of beneficial interest of EQR is $4,500,000.

                  9. CONVERSION. The manner of converting the shares of Lexford shall be as follows:

                  (a) Subject to the provisions of Section 9(c) hereof, at the Effective Time, each share of Lexford Common outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into 0.463 of a share of EQR Common, except for shares of Lexford Common owned by EQR or a direct or indirect subsidiary of EQR, which shall be canceled.

                  (b) At the Effective Time, each certificate evidencing outstanding shares of Lexford Common will, without any action on the part of the holder thereof, thereafter represent the right to receive, without interest, a certificate evidencing the EQR Common as calculated pursuant to Section 9(a) above and cash in lieu of fractional shares of the EQR Common in accordance with Section 9(c), upon the surrender of such Lexford certificate or certificates.


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                  (c)      Notwithstanding any other provision hereof, no
         fractional shares of EQR Common shall be issued in connection with the Merger. Instead, each holder of outstanding Lexford Common having a fractional interest arising upon the conversion or exchange of such shares in connection with the Merger shall, at the time of surrender of its Lexford certificate or certificates, be paid an amount in cash equal to the Closing Price (as hereinafter defined) multiplied by the fraction of a share of EQR Common to which such holder would otherwise be entitled. In the event that any one holder holds more than one certificate evidencing Lexford Common, the shares evidenced by all such certificates surrendered together for conversion or exchange shall be aggregated and one new certificate evidencing EQR Common shall be issued in respect of such certificates evidencing Lexford Common, insofar as is necessary to reduce the number of fractional interests in respect of EQR Common which would otherwise arise. No such holder shall be entitled to dividends or other distributions, voting rights or any other shareholder rights in respect of any fractional share. For purposes of this Section 9(c), "Closing Price" shall mean the unweighted average closing price of a share of EQR Common (as reported in the New York Stock Exchange, Inc. Composite Tape) for the five (5) Trading Days immediately preceding the Effective Date, and "Trading Day" shall mean any day on which EQR Common is traded on the New York Stock Exchange and reported on its Composite Tape.

                  (d) At the Effective Time, each outstanding option to purchase Lexford Common (a "Lexford Share Option" or collectively "Lexford Share Options") shall be amended to (i) adjust the number of shares for which such option is thereafter exercisable by multiplying such number of shares by 0.463, (ii) adjust the per share exercise price by dividing such exercise price by 0.463 and (iii) to provide that such option shall be exercisable for shares of EQR Common.

         10.      EXCHANGE OF CERTIFICATES.

                  (a) As of the Effective Time, EQR shall deposit, or shall cause to be deposited, with an exchange agent selected by EQR (the "Exchange Agent"), for the benefit of the holders of certificates evidencing shares of Lexford Common (the "Lexford Certificates"), for exchange in accordance with this Section 10, certificates evidencing the EQR Common (the "EQR Certificates") to be issued pursuant to this
         Section 10.

                  (b) Promptly after the Effective Time, EQR shall cause the Exchange Agent to mail to each holder of record of Lexford Common a letter of transmittal which shall specify (i) that delivery shall be effected, and risk of loss and title to Lexford Certificates shall pass, only upon delivery of such Lexford Certificates to the Exchange Agent, and shall be in such form and have such other provisions as EQR may reasonably specify, and (ii) instructions for use in effecting the surrender of such Lexford Certificates in exchange for EQR Certificates and cash in lieu of fractional shares of EQR Common. Upon surrender of one or more Lexford Certificates for cancellation to the Exchange Agent, duly executed and completed in accordance with the instructions thereto, together with such letter of transmittal, the holder


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         of such Lexford Certificates so surrendered shall be entitled to receive in exchange therefor (x) a EQR Certificate evidencing the number of whole shares of EQR Common and (y) a check representing the amount of cash in lieu of fractional shares of EQR Common, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of Section 9(c) in respect of the one or more Lexford Certificates surrendered, after giving effect to any required withholding tax, and the one or more Lexford Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares of EQR Common and unpaid dividends and distributions, if any, payable to holders of Lexford Certificates. In the event of a transfer of ownership of Lexford Common which is not registered in the transfer records of Lexford, EQR Certificates evidencing the proper number of EQR Common, together with a check for the cash to be paid in lieu of any fractional shares of EQR Common, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to Section 9(c) in respect of the Lexford Certificate so surrendered, after giving effect to any required withholding tax, may be issued to such a transferee if the Lexford Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid. All Lexford Certificates so surrendered will be canceled forthwith. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Lexford Common for any EQR Common or dividends or other distributions thereon, or cash in lieu of any fractional EQR Common, delivered to a public official pursuant to applicable abandoned property, escheat or other applicable law.

                  (c) Notwithstanding any other provisions of these Articles, no dividends or other distributions on EQR Common with a record date after the Effective Time shall be paid with respect to any EQR Common evidenced by a Lexford Certificate until such Lexford Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Lexford Certificate, there shall be paid to the holder of the EQR Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of EQR Common and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EQR Common, less the amount of any withholding taxes which may be required thereon. Any distribution payable with respect to Lexford Common with a record date prior to the Effective Time which shall not have been paid as of the Effective Time shall be paid to the holders entitled to such distribution whether or not such holders have surrendered their Lexford Certificates in accordance with the provisions hereof.

                  (d) At and after the Effective Time, there shall be no transfers on the share transfer books of Lexford of the shares of Lexford Common which were outstanding immediately


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         prior to the Effective Time. If, after the Effective Time, Lexford
         Certificates are presented to EQR, they shall be canceled and exchanged for certificates evidencing EQR Common and cash in lieu of fractional EQR Common, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to these Articles in accordance with the procedures set forth in this Section 10.

                  (e) Any portion of the EQR Certificates made available to the Exchange Agent pursuant to Section 10(a) which remains unclaimed by the holders of Lexford Common for one hundred twenty (120) days after the Effective Time shall be delivered to EQR, upon demand of EQR, and any former shareholders of Lexford who have not theretofore complied with this Section 10 shall look only to EQR for payment of their EQR Common, cash in lieu of fractional shares of EQR Common and unpaid dividends and distributions on the EQR Common deliverable in respect of each share of Lexford Common such shareholder holds as determined pursuant to these Articles, in each case, without any interest thereon.

                  (f) None of Lexford, EQR, the Exchange Agent or any other person shall be liable to any former holder of Lexford Common for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) In the event any Lexford Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by EQR, the posting by such person of a bond in such reasonable amount as EQR may direct as indemnity against any claim that may be made against it with respect to such Lexford Certificate, the Exchange Agent or EQR will issue in exchange for such lost, stolen or destroyed Lexford Certificate the EQR Common and cash in lieu of fractional EQR Common, and unpaid dividends and distributions on the EQR Common as provided in Section 9(c), deliverable in respect thereof pursuant to these Articles.

         11. NOTICE. Any notice or other communication required or permitted under these Articles shall be given, and shall be effective, in accordance with the provisions of the Merger Agreement.

         12. GOVERNING LAW. These Articles shall be governed by and construed in accordance with the laws of the State of Maryland.

         13. COUNTERPARTS. These Articles may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

         14. ABANDONMENT. The Merger may be abandoned before the Effective Time by majority vote of the entire Board of Trustees of EQR and Board of Trustees of Lexford.


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         IN WITNESS WHEREOF, these Articles have been signed on this 1st day of October, 1999 by the Vice President of EQR and the Senior Vice President of Lexford, and each of the undersigned acknowledges these Articles to be the act of the entity on whose behalf he or she has signed, and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges, that to the best of his or her knowledge, information and belief, the matters and facts are true in all material respects and such statement is made under the penalties for perjury.


EQUITY RESIDENTIAL PROPERTIES            LEXFORD RESIDENTIAL TRUST
TRUST


By: /s/ Yasmina Rahal                    By: /s/ Ronald P. Koegler
    -------------------------                ---------------------------
    Its: Vice President                      Its: Senior Vice President


Attest: /s/ Lisa Currie                  Attest: /s/ Bradley A. Van Auken
        ---------------------                    ------------------------
        Assistant Secretary                      Secretary







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                                    EXHIBIT A

                          AMENDMENT TO EQR DECLARATION

                       AMENDMENT TO THE SECOND AMENDED AND
                        RESTATED DECLARATION OF TRUST OF
                       EQUITY RESIDENTIAL PROPERTIES TRUST


         THIS AMENDMENT TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST OF EQUITY RESIDENTIAL PROPERTIES TRUST is effective as of the Effective Time.

AMENDMENT TO SECTION 8.2

         Section 8.2 of the Declaration is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

         "Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) the election or removal of Trustees; (b) the amendment of this Declaration of Trust; (c) the voluntary dissolution or termination of the Trust; (d) the merger of the Trust, PROVIDED, HOWEVER, that the Shareholders shall not be entitled to vote on a merger of the Trust which may be approved pursuant to the provisions of Title 8 by a majority of the entire Board of Trustees without a vote of the Shareholders and, FURTHER PROVIDED, that if a shareholder vote is required pursuant to the provisions of Title 8, such merger shall be approved by the affirmative vote of the holders of not less than a majority of all the Shares then outstanding and entitled to vote thereon, (e) the sale or other disposition of all or substantially all of the Trust Property, PROVIDED, HOWEVER, that the sale or other disposition of all or substantially all of the Trust Property shall be approved by the affirmative vote of the holders of not less than a majority of all the Shares then outstanding and entitled to vote thereon, and (f) such other matters with respect to which the Board of Trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the Shareholders for consideration. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

         Section 9.1(b) of the Declaration is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

         "Notwithstanding the provisions of Section 9.1(a) hereof and subject to the provisions of any class or series of Shares then outstanding, this Declaration of Trust may be


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         amended pursuant to the terms of Articles of Merger accepted for record by the SDAT relating to a merger of any entity or entities with the Trust, provided that such merger shall have been approved by the affirmative vote of not less than a majority of the Shares then outstanding and entitled to vote thereon."






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